Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements (Form S-3 Nos. 333-238113, 333-228311, 333-232924, 333-234685, 333-237677, 333-248080 and 333-256221) of Comstock Resources, Inc. and in the related prospectuses,
(2)
Registration Statement (Form S-8 No. 033-88962) pertaining to the Comstock Resources, Inc. 401(k) Profit Sharing Plan, and
(3)
Registration Statement (Form S-8 No. 333-231934) pertaining to the Comstock Resources, Inc. 2019 Long-Term Incentive Plan;

of our reports dated February 16, 2024, with respect to the consolidated financial statements of Comstock Resources, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Comstock Resources, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Comstock Resources, Inc. for the year ended December 31, 2023.

/s/ ERNST & YOUNG

Dallas, Texas

February 16, 2024